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                                                                   Exhibit 10.20

                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT ("Agreement") is made this 28 day of July, 1999 by and between DONALD A. METKE ("Mr. Metke"), and NEW DIRECTIONS MANUFACTURING, INC., a Nevada corporation ("New Directions" or the "Company") (collectively, the "Parties").

                                    RECITALS

         WHEREAS, Mr. Metke became employed by New Directions on January 1, 1997, as its President, Chief Operating Officer, and Chief Financial Officer.

         WHEREAS, as of the Effective Date, the Company and Mr. Metke agree that Mr. Metke shall resign from all officer positions held with the Company, including President, Chief Executive Order and Chief Financial Officer.

         NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

         1 . Effective Date. August 1, 1999 is the Effective Date of this Agreement.

         2. Termination. Upon the terms and conditions set forth herein, the Employment Agreement and corresponding employment of Mr. Metke is hereby terminated as of the Effective Date as specified in paragraph 1 hereof.

         3. Director Status. Mr. Metke is currently a director on the board of directors of New Directions. Mr. Metke will remain a director of the Company until the next annual meeting of the shareholders when his successor shall be nominated and elected.

         4. Compensation Through the Effective Date. Until the Effective Date, Mr. Metke will continue to receive his current monthly compensation, benefits, and $10,000 additional annual compensation payment. All such compensation, including the $10,000 additional annual compensation payment, shall be paid to Mr. Metke no later than July 30, 1999.

         5. Short Term Consultant Status. From August 1, 1999 through and including December 31, 1999, Mr. Metke will be engaged as a consultant to the Company and will be paid a consulting fee of $7,153.80 per month beginning on August 1, 1999. The form of Short Term Consulting Agreement between Mr. Metke and New Directions is attached hereto as Exhibit A and incorporated herein by this reference.

         6. Long Term Consultant Status. Beginning on January 1, 2000 and continuing for a term of forty-eight months, Mr. Metke will be engaged as a consultant to the Company and Mr Metke or his designee will be paid a monthly consulting fee of $1,250 per month. The form of Long Term Consulting Agreement between Mr. Metke and New Directions is attached hereto as Exhibit B and incorporated herein by this reference.

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         7. Stock Repurchase. On August 1, 1999, the Company will purchase all of the shares of common stock beneficially owned by Mr. Metke for a flat sum of $200,000 payable as follows: Beginning on January 1, 2000 and continuing on the first day of each month for a total of forty-eight months, the Company shall make installment payments of $4,166.67 to Mr. Metke for the purchase of his stock. The amount of these payments is not subject to adjustment for any reason, including but not limited to any future reverse stock splits of the Company.

         8. Premium Payment. If there is a change in control of the Company, defined as a sale, merger or consolidation in which Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Company, Mr. Metke will receive a premium in the form of the dollar amount over and above the per share price paid in the change in control as set forth below, on the purchase price of his stock.

Effective Date of Change in Control                Per Share Sale Price
-----------------------------------                -------------------
           08/01/99-12/31/00                              $0.50
           01/01/01-12/31/01                              $1.00
           01/01/02-12/31/02                              $1.50
           01/01/03-12/31/03                              $2.00

For example, if the Company is sold on June 1, 2000, for a purchase price that equals $0.70 per share, Mr. Metke will receive a premium of $0.20 per share for his original number of shares sold to the Company.

         The Company shall use good faith and fair dealing in negotiating any change in control of the Company. Further, the Company shall not issue any securities for the sole purpose of diluting Mr. Metke's premium. No additional shares or options shall be granted prior to December 31, 2003 to Sean Lee or Jack Horner without an adjustment to Mr. Metke's premium, except for the 900,000 options to Mr. Horner.

         9. Payments Upon Demise. In the event of death of Mr. Metke, all sums due and owing to Mr. Metke shall be paid to Mr. Metke's estate, including the total amount of compensation payable under the Short Term Consulting Agreement as set forth in section 5 hereof, the total amount payable under the Long Term Consulting Agreement as set forth in section 6 hereof, the total amount of compensation payable under the Stock Repurchase as set forth in section 7, and the Premium Payment, if any, as set forth in section 8 hereof.

         10. Life Insurance Policy. The life insurance policy currently held by the Company on Mr. Metke will be cancelled. Any cash value payable upon cancellation of the policy will be retained by the Company.

         11. Late Payments/Defaults. Any amount not paid by the Company within ten days of its due date shall be a late payment. All such late payments shall be charged interest at the rate of one and one-half percent (1.5%) per month on the outstanding balance or at the highest rate allowed by law, whichever is lower. Such interest charge shall be cumulative to all other remedies. Any amount not paid by the Company within thirty days of its due date shall constitute an event of

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default under this Agreement. Any breach of any other provision of this
Agreement shall also constitute an event of default. If an event of default occurs, the Company shall have ten business days from the date of notice of the event of default to cure. If the Company fails to cure the event of default within ten business days from the date of notice, Mr. Metke may pursue any and all legal remedies available, including the acceleration of all sums due under this Agreement such that the total of all sums due hereunder become immediately due and payable.

         12. Mutual Release. Except for the provisions of this Agreement and the Short Term Consulting Agreement and the Long Term Consulting Agreement, for good and valuable consideration, receipt of which is hereby acknowledged, each Party, being of lawful age, fully and forever releases, waives, surrenders, acquits and discharges the other Party and its officers, directors, agents, employees, lawyers, accountants, representatives, and all other persons, firms, corporations, associations and/or partnerships related to them of and from any and all claims, demands, actions causes of action, rights, costs, expenses and compensation of any nature whatsoever, hereafter accruing on account of, or arising out of or relating to any and all known and unknown, foreseen and unforeseen financial loss, personal and other incidental related expenses, and/or violation of any personal, contractual, statutory or other legal rights or privilege and the consequences thereof which were in any known or unknown manner caused or occasioned to or sustained by either Party at any point in time, arising out of Mr. Metke's employment, directorship, engagement, or association with New Directions.

         13. Indemnification. Each Party (the Indemnifying Party) agrees to indemnify, defend, and hold harmless the other Party (the Indemnified party) from and against any and all liability for injury to persons or damage to or loss of property to the extent caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, including any and all expense and costs, legal or otherwise, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; provided, however, that the Indemnifying Party shall not be liable for injury to persons or damage to or loss of property caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

         The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party's indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense. If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

         The rights and obligations of the Parties under this section shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

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         14. Miscellaneous

             14.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplements or modifications or waivers or terminations of this Agreement shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision herein (whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

             14.2 Interpretation. The parties hereto acknowledge and agree that each has been given the opportunity to independently review this Agreement with legal counsel, and/or has the requisite experience and sophistication to understand, interpret, and agree to the particular language of the provisions hereof. In the event of an ambiguity in or dispute regarding the interpretation of same, the interpretation of this Agreement shall not be resolved by any rule of interpretation providing for interpretation against the party who causes the uncertainty to exist or against the draftsman.

             14.3 Execution of Documents. Each party agrees to execute and deliver such other documents and instruments and to take such further actions as may be reasonably necessary to fully carry out the intent and purposes of this Agreement.

             14.4 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures of this Agreement shall be deemed a valid and binding execution of this Agreement.

             14.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs, legatees, estate, executors, legal representatives, successors and assigns of the parties hereto.

             14.6 Attorneys' Fees. In the event either party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the Court.

             14.7 Governing Law; Jurisdiction. This Agreement has been entered into and executed in the State of California and shall be interpreted in accordance with the laws of said State. The parties hereby agree that the jurisdiction for any dispute arising out of this Agreement shall be in Orange County, California.

             14.8 Conflict Waiver: The Parties hereto agree and acknowledge that Horwitz & Beam ("H&B" or "the Firm") represents New Directions. This Agreement was drafted by H&B. The Parties hereto further acknowledge that they have been informed of the inherent conflict of

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interest associated with the drafting of this Agreement by the H&B and waive any action they may have against H&B regarding such conflict. All Parties to this Agreement have been given the opportunity to consult with counsel of their choice regarding their rights under this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be entered into as of the date first written above.

"New Directions"

New Direction Corporation, a Nevada corporation


/s/ Sean F. Lee                              /s/ Jack F. Horner, Jr.
---------------------------------            ----------------------------------
BY: Sean F. Lee                              BY: Jack F. Horner, Jr.

ITS: Chairman                                ITS: Secretary,  Vice President,
                                                  and Director

"Mr. Metke"


/s/ Donald A. Metke
---------------------------------
Donald A. Metke

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